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                                                                     Exhibit 1.2

                          DISCOVER CARD MASTER TRUST I

                      CREDIT CARD PASS-THROUGH CERTIFICATES

                                 TERMS AGREEMENT

                              Dated: March 26, 1999

To:      Greenwood Trust Company, as Seller under the Pooling and Servicing
     Agreement, as amended, dated as of October 1, 1993.

Re:      Underwriting Agreement dated January 29, 1999

Title:   Discover Card Master Trust I, Series 1999-3, Credit Card Pass-Through
Certificates, Class A and Class B.

Initial Principal Amount of Certificates:  $526,316,000

Series and Class Designation Schedule:      Discover Card Master Trust I, Series
1999-3 $500,000,000 Floating Rate Class A Credit Card Pass-Through Certificates

Discover Card Master Trust I, Series 1999-3 $26,316,000 Floating Rate Class B Credit Card Pass-Through Certificates

Series Cut-Off Date: April 1, 1999

Certificate Rating:        Moody's Investors         Standard & Poor's
                           Service, Inc.             Ratings Services
Class A                    Aaa                             AAA
Class B                    A2                              A

Aggregate outstanding balance of Principal Receivables as of March 1, 1999:
$27,161,562,570.75.

Date of Series Supplement: April 6, 1999.

Certificate Rate: Class A: One-month LIBOR plus 0.11% per annum; and Class B:
One-month LIBOR plus 0.31% per annum.

Terms of Sale: The purchase price for the Certificates to the Underwriter will be 99.775% of the aggregate principal amount of the Class A Certificates and 99.750% of the aggregate principal amount of the Class B Certificates as of April 6, 1999. The Underwriter will offer the Certificates to the public at a price equal to 100.00% of the aggregate principal amount of the Class A Certificates and 100.00% of the aggregate principal amount of the Class B Certificates.
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Time of Delivery: 9:00 A.M., Chicago, Illinois Time, on April 6, 1999, or at
such other time as may be agreed upon in writing.


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Notwithstanding anything in the Agreement or in this Terms Agreement to the contrary, the Agreement and this Terms Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Series 1999-3 Certificates. This Terms Agreement may be amended only by written agreement of the parties hereto.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED
As Underwriter


By: /s/ J. Douglas Van Ness
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Accepted:

GREENWOOD TRUST COMPANY


By: /s/ John J. Coane
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